Exhibit 99.1

Text of Nasdaq Letter to SGRP

July 7, 2022

Ms. Fay DeVriese

Chief Financial Officer,

Treasurer and Secretary

SPAR Group, Inc.

1910 Opdyke Court Auburn Hills, MI 48326

Re:         SPAR Group, Inc. (the “Company”)

Nasdaq Symbol: SGRP

Dear Ms. DeVriese:

As you are aware, due to resignation of Mr. Panagiotis N. Lazaretos on January 25, 2022, from the from the Company’s board and audit committee, the Company no longer complies with Nasdaq’s audit committee requirements as set forth in Listing Rule 5605.

However, consistent with Listing Rule 5605(c)(4), Nasdaq will provide the Company a cure period in order to regain compliance as follows:

●	until the earlier of the Company’s next annual shareholders’ meeting or January 25, 2023; or
●	if the next annual shareholders’ meeting is held before July 25, 2022, then the Company must evidence compliance no later than July 25, 2022.

The Company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than this date. In the event the Company does not regain compliance by this date, Nasdaq rules require Staff to provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Hearings Panel.

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.1 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.2 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.3

In addition, an indicator will be broadcast over Nasdaq’s market data dissemination network noting the Company’s non-compliance. The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at listingcenter.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

1 Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

2 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.